HOME EQUITY ASSET TRUST 2006-3

_______________________

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 22.2% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	8,367
Total Outstanding Loan Balance	$1,385,458,952*	Min	Max
Average Loan Current Balance	$165,586	$5,894	$1,254,646
Weighted Average Original LTV	80.3%**
Weighted Average Coupon	7.71%	4.50%	14.38%
Arm Weighted Average Coupon	7.58%
Fixed Weighted Average Coupon	8.35%
Weighted Average Margin	5.74%	1.88%	10.20%
Weighted Average FICO (Non-Zero)	627
Weighted Average Age (Months)	3
% First Liens	96.0%
% Second Liens	4.0%
% Arms	83.2%
% Fixed	16.8%
% of Loans with Mortgage Insurance	1.6%

*

Total collateral will be approximately [$1,400,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
DTI	Loans	Balance	Balance	%	%	FICO
<= 0.00	14	1,645,276	0.1	8.31	72.4	669
0.01 - 5.00	37	2,297,514	0.2	8.99	83.5	632
5.01 - 10.00	237	17,265,590	1.2	8.90	87.0	646
10.01 - 15.00	291	24,754,903	1.8	8.72	86.3	642
15.01 - 20.00	380	31,717,373	2.3	8.49	83.7	629
20.01 - 25.00	496	46,974,752	3.4	8.26	81.7	624
25.01 - 30.00	624	79,011,627	5.7	7.85	79.6	621
30.01 - 35.00	852	126,998,399	9.2	7.74	79.4	620
35.01 - 40.00	1,062	176,656,160	12.8	7.69	79.8	625
40.01 - 45.00	1,534	292,417,917	21.1	7.70	79.7	629
45.01 - 50.00	2,023	419,430,411	30.3	7.59	80.1	631
50.01 - 55.00	760	154,051,769	11.1	7.36	80.6	617
55.01 - 60.00	56	12,177,609	0.9	7.15	83.4	618
60.01 >=	1	59,652	0.0	9.04	95.0	642
Total:	8,367	1,385,458,952	100.0	7.71	80.3	627

Statistical Collateral Summary – Investor Property Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 5.6% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	261
Total Outstanding Loan Balance	$37,975,897*	Min	Max
Average Loan Current Balance	$145,502	$10,470	$898,810
Weighted Average Original LTV	77.6%
Weighted Average Coupon	8.11%	5.88%	12.45%
Arm Weighted Average Coupon	8.09%
Fixed Weighted Average Coupon	8.19%
Weighted Average Margin	6.16%	2.88%	9.24%
Weighted Average FICO (Non-Zero)	643
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	86.8%
% Fixed	13.2%
% of Loans with Mortgage Insurance	0.0%

*

Investor loans will compromise approximately [$38,375,000] of the total [$1,400,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
DTI	Loans	Balance	Balance	%	%	FICO
<= 0.00	1	75,000	0.2	7.25	60.0	628
0.01 - 5.00	1	238,777	0.6	8.66	80.0	641
5.01 - 10.00	4	327,917	0.9	8.22	70.5	609
10.01 - 15.00	9	1,070,841	2.8	8.12	79.2	679
15.01 - 20.00	9	670,706	1.8	8.27	72.2	646
20.01 - 25.00	18	2,524,135	6.6	7.97	77.3	645
25.01 - 30.00	27	4,227,286	11.1	8.42	76.6	647
30.01 - 35.00	29	3,495,887	9.2	8.29	76.1	632
35.01 - 40.00	27	3,064,609	8.1	8.19	80.7	627
40.01 - 45.00	54	10,885,783	28.7	8.05	78.7	650
45.01 - 50.00	60	8,125,831	21.4	7.96	78.6	651
50.01 - 55.00	21	3,126,872	8.2	8.10	73.7	613
55.01 - 60.00	1	142,254	0.4	6.25	70.0	562
Total:	261	37,975,897	100.0	8.11	77.6	643

Statistical Collateral Summary – Interest Only Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  The mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,147
Total Outstanding Loan Balance	$307,872,965*	Min	Max
Average Loan Current Balance	$268,416	$54,000	$950,000
Weighted Average Original LTV	80.3%
Weighted Average Coupon	7.22%	4.95%	9.59%
Arm Weighted Average Coupon	7.22%
Fixed Weighted Average Coupon	7.25%
Weighted Average Margin	5.48%	1.88%	8.55%
Weighted Average FICO (Non-Zero)	651
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	97.9%
% Fixed	2.1%
% of Loans with Mortgage Insurance	0.0%

*

Interest Only loans will compromise approximately [$311,000,000] of the total [$1,400,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
DTI	Loans	Balance	Balance	%	%	FICO
<= 0.00	1	75,000	0.0	7.25	60.0	628
5.01 - 10.00	3	1,568,000	0.5	7.45	79.6	659
10.01 - 15.00	7	2,314,000	0.8	7.43	76.5	621
15.01 - 20.00	14	3,589,829	1.2	7.22	80.5	646
20.01 - 25.00	27	5,833,171	1.9	7.09	78.4	643
25.01 - 30.00	57	13,589,888	4.4	7.43	79.7	642
30.01 - 35.00	96	22,818,577	7.4	7.21	78.7	643
35.01 - 40.00	139	34,769,514	11.3	7.37	79.6	652
40.01 - 45.00	292	78,282,048	25.4	7.32	80.5	651
45.01 - 50.00	481	136,962,106	44.5	7.13	80.9	654
50.01 - 55.00	30	8,070,831	2.6	6.79	79.6	641
Total:	1,147	307,872,965	100.0	7.22	80.3	651

Statistical Collateral Summary – Stated Income / Stated Assets Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 21.4% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,091
Total Outstanding Loan Balance	$225,263,431*	Min	Max
Average Loan Current Balance	$206,474	$9,983	$768,000
Weighted Average Original LTV	77.6%**
Weighted Average Coupon	7.92%	5.50%	12.99%
Arm Weighted Average Coupon	7.88%
Fixed Weighted Average Coupon	8.42%
Weighted Average Margin	6.46%	3.92%	10.10%
Weighted Average FICO (Non-Zero)	643
Weighted Average Age (Months)	3
% First Liens	99.5%
% Second Liens	0.5%
% Arms	93.3%
% Fixed	6.7%
% of Loans with Mortgage Insurance	0.0%

*

Stated Income/Stated Asset loans will compromise approximately [$227,500,000] of the total [$1,400,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
DTI	Loans	Balance	Balance	%	%	FICO
5.01 - 10.00	1	328,011	0.1	5.99	35.0	727
10.01 - 15.00	3	261,089	0.1	8.74	76.1	658
15.01 - 20.00	16	1,565,361	0.7	7.90	69.2	647
20.01 - 25.00	21	2,505,490	1.1	8.02	71.6	607
25.01 - 30.00	55	7,619,688	3.4	7.96	74.8	630
30.01 - 35.00	110	19,567,195	8.7	7.91	76.9	646
35.01 - 40.00	181	33,575,431	14.9	7.86	76.8	646
40.01 - 45.00	314	66,047,193	29.3	7.90	78.5	645
45.01 - 50.00	378	91,233,141	40.5	7.95	78.3	643
50.01 - 55.00	12	2,560,832	1.1	8.01	70.7	585
Total:	1,091	225,263,431	100.0	7.92	77.6	643

Statistical Collateral Summary – Multi Family Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 14.2% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	258
Total Outstanding Loan Balance	$57,461,684*	Min	Max
Average Loan Current Balance	$222,720	$9,984	$898,810
Weighted Average Original LTV	77.3%**
Weighted Average Coupon	7.73%	5.88%	12.25%
Arm Weighted Average Coupon	7.66%
Fixed Weighted Average Coupon	8.15%
Weighted Average Margin	5.72%	3.50%	8.55%
Weighted Average FICO (Non-Zero)	633
Weighted Average Age (Months)	3
% First Liens	98.8%
% Second Liens	1.2%
% Arms	85.6%
% Fixed	14.4%
% of Loans with Mortgage Insurance	0.5%

*

Multi-family loans will compromise approximately [$58,000,000] of the total [$1,400,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
DTI	Loans	Balance	Balance	%	%	FICO
5.01 - 10.00	5	322,928	0.6	9.78	84.0	637
10.01 - 15.00	3	234,627	0.4	9.93	97.1	695
15.01 - 20.00	7	326,622	0.6	9.92	90.2	623
20.01 - 25.00	8	1,735,634	3.0	7.82	80.1	646
25.01 - 30.00	21	3,809,978	6.6	7.88	77.1	643
30.01 - 35.00	27	4,630,567	8.1	7.70	73.2	627
35.01 - 40.00	26	5,750,301	10.0	7.68	80.9	640
40.01 - 45.00	62	17,098,294	29.8	7.81	76.1	636
45.01 - 50.00	69	17,421,697	30.3	7.65	78.5	635
50.01 - 55.00	27	5,642,688	9.8	7.41	74.2	609
55.01 - 60.00	3	488,348	0.8	7.56	81.5	590
Total:	258	57,461,684	100.0	7.73	77.3	633